UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2019

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36498	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, Fl15 New York, NY	10105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (347) 905 5663

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CBMG	The Nasdaq Global Select Market

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On October 12, 2019, the board of directors (the “Board”) of Cellular Biomedicine Group, Inc. (the “Company”) elected Edward Schafer as a non-executive Class I director of the Company. Mr. Schafer was also elected to serve as a member of the Audit Committee of the Company.

Mr. Schafer brings executive leadership experience, a valuable and different perspective due to his extensive background in natural resources, private sector, voluntary environmental solutions, digital communication and technology policy and politics along with strong experience in financial services. He has served on audit and compensation committees for public companies and has deep experience in strategic planning in both the private and public sectors. Mr. Schafer has served as vice chairman of Bion Environmental Technologies Inc., an agriculture technology company, since 2011.  Mr. Schafer is Co-Founder of Extend America, a rural America wireless communication company. He is a board member of AGCO-Amity JV, and Vice Chairman of Amity Technology LLP, agricultural equipment companies, and serves on the board of Northstar Capital Partners LLC, a financial services company.  Mr. Schafer is also Chairman of Dynamic Food Ingredients, and a board member of the Center for Innovation at the University of North Dakota and teaches a leadership class at North Dakota State University. Mr. Schafer was elected as governor of the State of North Dakota in two consecutive terms, is a past chair of the Republican Governors Association, the Midwestern Governors’ Association, the Interstate Oil and Gas Compact, the Western Governors’ Association and served as the 29th United States Secretary of Agricultural from 2008 to 2009. Mr. Schafer holds a Master’s degree in Business Administration from the University of Denver.

In connection with his appointment, on October 12, 2019, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Schafer. Pursuant to the Indemnification Agreement, the Company has agreed to indemnify Mr. Schafer from and against any and all expenses to the fullest extent permitted by law in the event that Mr. Schafer was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a legal proceeding by reason of, or arising in part out of, an event related to Mr. Schafer’s directorship at the Company on or after the effective date of the Indemnification Agreement.

In connection with his service on the Board and the Audit Committee, Mr. Schafer will be entitled to an annual director fee of $36,000 and an additional $40,000 fee as a member of the Audit Committee, payable monthly. In addition, as leader of the Company’s Strategic Task Force, Mr. Schafer will be entitled $110,000 remuneration, payable in equal monthly installments from November 2019 to April 2020. Half of the foregoing compensation will be paid in cash, with the remaining half to be paid in a stock option grant. As part of his compensation, on October 12, 2019, Mr. Schafer received a non-qualified stock option to purchase 5,044 shares of the Company’s common stock under the Company’s 2014 Equity Incentive Plan with an exercise of $14.93 per share, all of which will vest on April 24, 2020.

No family relationships exist between Mr. Schafer and any of the Company's other directors or executive officers. Other than reported herein, there are no transactions to which the Company is or was a participant and in which Mr. Schafer has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: October 17, 2019	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Executive Officer